SCHEDULE 14A INFORMATION
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
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Chemed Corporation
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Notice of Annual Meeting of Stockholders
May 19, 2008
     The Annual Meeting of Stockholders of Chemed Corporation will be held at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, on Monday, May 19, 2008, at 11 a.m. for the following purposes:
(1)	To elect directors;

(2)	To ratify the selection of independent accountants by the Audit Committee of the Board of Directors; and

(3)	To transact any other business as may properly come before the meeting.
     Stockholders of record at the close of business on March 31, 2008, are entitled to notice of, and to vote at, the meeting.
     IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE, OR VOTE BY TELEPHONE OR INTERNET AS INSTRUCTED ON THE PROXY CARD, NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.
Naomi C. Dallob
Secretary
April 4, 2008

PROXY STATEMENT
          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chemed Corporation ( the “Company” or “Chemed”) of proxies to be used at the Annual Meeting of Stockholders ( “Annual Meeting” ) of the Company to be held on May 19, 2008, and any adjournments thereof. The Company’s mailing address is 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The approximate date on which this Proxy Statement and the enclosed proxy are being sent to stockholders is April 4, 2008. Each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, the shares represented thereby will be voted accordingly. You may revoke your proxy at any time before the meeting by providing notice to the Secretary.
          Stockholders as recorded in our stock register on March 31, 2008, may vote at the annual meeting or any adjournments thereof. On such date, the Company had outstanding 24,180,404 shares of capital stock, par value $1 per share (“Capital Stock”), entitled to one vote per share.

PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION-2007
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT YEAR END 2007
OPTION EXERCISES AND STOCK VESTED IN 2007
GRANTS OF PLAN-BASED AWARDS IN 2007
NONQUALIFIED DEFERRED COMPENSATION IN 2007
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
INTERNET AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
DUPLICATE ANNUAL REPORT AND PROXY STATEMENT
OTHER MATTERS
EXPENSES OF SOLICITATION

ELECTION OF DIRECTORS
          Twelve directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
          Unless authority is withheld or names are stricken, it is intended that the shares covered by each proxy will be voted for the nominees listed. Votes that are withheld or stricken will be excluded entirely from the vote and will have no effect. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Board of Directors (except where a proxy withholds authority with respect to the election of directors). The affirmative vote of a plurality of the votes cast will be necessary to elect each of the nominees for director.
NOMINEES

Edward L. Hutton Director since 1970 Age: 88	Mr. Hutton is Chairman of the Board of the Company and has held this position since May 2004. In May 2004, the Company amended its By- Laws to create the non-executive position of Chairman of the Board. Prior to May 2004, Mr. Hutton served in an executive position as Chairman of the Company from November 1993. Previously, from 1970 to May 2001, he also served the Company as Chief Executive Officer, and from 1970 to November 1993, he served the Company as President. Mr. Hutton also holds the honorary post of Chairman Emeritus, having served until February 2008 as the Chairman of the Board of Directors, of Omnicare, Inc., Covington, Kentucky (healthcare products and services), (hereinafter “Omnicare”). Mr. Hutton is the father of Thomas C. Hutton, a Vice President and a director of the Company.

Kevin J. McNamara Director since 1987 Age: 54	Mr. McNamara is President and Chief Executive Officer of the Company and has held these positions since August 1994 and May 2001, respectively. Previously, he served as Executive Vice President, Secretary and General Counsel from November 1993, August 1986 and August 1986, respectively, to August 1994.

Joel F. Gemunder Director since 1977 Age: 68	Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. He is also a director of Omnicare and Ultratech Stepper, Inc.

Patrick P. Grace Director since 1996 Age: 52	Mr. Grace is President of MLP Capital, Inc., an investment holding company which has had several real estate and mining interests in the southeastern United States. He has held that position since March 1996. From January 2002 to August 2002, he was also President and Chief Executive Officer of Kingdom Group, LLC (“Kingdom”), New York, New York (a provider of turnkey compressed natural gas fueling systems), which filed for bankruptcy January 2002, and he was Executive Vice President of Kingdom from August 1999 to December 2000.

Thomas C. Hutton Director since 1985 Age: 57	Mr. Hutton is a Vice President of the Company and has held this position since February 1988. He is a son of Edward L. Hutton, Chairman of the Board and a director of the Company.

Walter L. Krebs Director from May 1989 to April 1991, May 1995 to May 2003 and since May 2005 Age: 75	Mr. Krebs retired as Senior Vice President-Finance, Chief Financial Officer and Treasurer of Service America Systems, Inc., a former wholly-owned subsidiary of the Company (“Service America”), in July 1999, having held the position since October 1997. Previously, he was a Director- Financial Services of DiverseyLever, Inc. (formerly known as Diversey Corporation), Detroit, Michigan (specialty chemicals) (“Diversey”) from April 1991 to April 1996. Previously, from January 1990 to April 1991, he was Senior Vice President and the Chief Financial Officer of the Company’s then-wholly-owned subsidiary, DuBois Chemicals, Inc. (“DuBois”).

Sandra E. Laney Director since 1986 Age: 64	Ms. Laney is Chairman and CEO of Cadre Computer Resources Co., Cincinnati, Ohio (information security) and has held this position since August 21, 2001. Ms. Laney retired as an Executive Vice President and the Chief Administrative Officer of the Company on March 1, 2003, having held these positions since May 2001 and May 1991, respectively. Previously, from November 1993 until May 2001, she held the position of Senior Vice President of the Company. She is a director of Omnicare.

Andrea R. Lindell Not previously a Director Age: 64	Ms. Lindell is Dean and a Professor of the College of Nursing at the University of Cincinnati, a position she has held since December 1990. Ms. Lindell is also Associate Senior Vice President of the Medical Center at the University of Cincinnati, a position she has held since July 1998. From September 1994 to June 2002, she also held an additional position as Interim Dean of the College of Allied Health Sciences at the University of Cincinnati. She is a director of Omnicare.

Timothy S. O’Toole Director since 1991 Age: 52	Mr. O’Toole is an Executive Vice President of the Company and has held this position since May 1992. He is Chief Executive Officer of Vitas Healthcare Corporation (“Vitas”), a wholly-owned subsidiary of the Company, and has held this position since February 2004. Previously, from May 1992 to February 2004, he also served the Company as Treasurer.

Donald E. Saunders Director from May 1981 to May 1982, May 1983 to May 1987 and since May 1998 Age: 63	Mr. Saunders is Visiting Executive Professor at the Farmer School of Business, Miami University, Oxford, Ohio, and has held this position since August 2001. Mr. Saunders retired as President of DuBois, then a division of DiverseyLever, Inc., Detroit, Michigan (specialty chemicals), in October 2000, having held that position since November 1993.

George J. Walsh III Director since 1995 Age: 62	Mr. Walsh is a partner with the law firm of Thompson Hine LLP, New York, New York, and has held this position since January 1979.

Frank E. Wood Director since May 2002 Age: 65	Mr. Wood is President and Chief Executive Officer of Secret Communications, LLC, Cincinnati, Ohio (owner and operator of radio stations) and has held this position since 1994. He is also co-founder and principal of The Darwin Group, Cincinnati, Ohio (venture capital firm specializing in second-stage investments) and has held this position since 1998. Since 2000, he has also served as chairman of 8e6 Technologies Corporation, Orange, California (developer of Internet filtering software). He is also a director of Tribune Company.
Directors Emeriti
          In May 1983, the Board of Directors adopted a policy of conferring the honorary designation of Director Emeritus upon former directors who made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors. Each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board. A Director Emeritus is paid an annual fee of $18,000, and $500 for each meeting attended.
          Mr. John M. Mount, who served as a Director of the Company from 1986-1991 and from 1994-2003, was designated Director Emeritus in May 2005. Beginning March 1, 2007 he receives $1,000 per month as a consultant to the Company. It is anticipated that at the annual meeting of the Board of Directors, Mr. Mount will again be designated as a Director Emeritus.
CORPORATE GOVERNANCE
Director Compensation
          Effective May 16, 2006, each member of the Board of Directors who is not an employee of the Company is paid an annual fee of $20,000 and a fee of $3,000 for each meeting attended. Each member of the Nominating Committee of the Board is paid an additional annual fee of $7,000. Each member of the Audit Committee of the Board is paid an additional annual fee of $10,000, and each member of the Compensation/Incentive Committee of the Board (other than its chairman) is paid an additional annual fee of $3,500. A Committee member, other than Nominating Committee members who receive no meeting fees, is paid $1,000 for each meeting of a Committee he attended unless the Committee met on the same day as the Board of Directors met. Committee members are then paid $500 for attendance at the meeting. Mr. Edward Hutton, who served in the non-executive position of Chairman of the Board during 2007, received $325,000 in salary, $112,738 for income imputed on the company’s premium deposits under a split dollar insurance policy, $41,945 allocated to his accounts under the Company’s Retirement Plan and Excess Benefit Plan, a $2,736 premium payment for term life insurance, and $27,508 in the form of an unrestricted stock award of 400 shares of Capital Stock. Mr. Hutton does not receive any additional amounts in his capacity as director of the Company.
          The chairs of certain Committees of the Board of Directors are paid an annual fee in addition to the attendance fees referred to above. The chair of the Audit Committee is paid at the rate of $10,000 per year, and the chair of the Compensation/Incentive Committee is paid at the rate of $5,250 per year. In addition, each member of the Board of Directors and of a Committee is reimbursed for reasonable travel expenses incurred in connection with such meetings.
          In addition, in May 2007, Messrs. Charles H. Erhart, Gemunder, Grace, Krebs, Saunders, Wood and Ms. Laney received $68,770 in the form of an unrestricted stock award of 1,000 shares of Capital Stock. Messrs. E. Hutton, McNamara, O’Toole and T. Hutton received $27,508 in the form of an unrestricted stock award of 400 shares of Capital Stock and Mr. Walsh received the cash equivalent of 1,000 shares of Capital Stock, or $67,960.
          The Company has a deferred compensation plan under which certain directors who are not employees of the Company or of a subsidiary of the Company participate. Under the plan, which is not a tax-qualified plan, an account is established for each participant to which amounts are credited quarterly at the rate of $4,000 per year. These amounts are used to purchase shares of Capital Stock, and all dividends are reinvested in Capital Stock. Each participant is entitled to receive the balance in his account within 90 days following the date he ceases to serve as a director. Directors may participate in the Company’s health insurance plans by paying rates offered to former employees under COBRA.

          Directors may also elect to defer receipt of their directors’ fees under the Company’s Excess Benefit Plan.
          In 2007, we provided the following compensation to directors for services to the Company:
DIRECTOR COMPENSATION-2007

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)(a)	($)	($)
Edward L. Hutton (b)	$325,000 (c)	$27,508	$220,460 (d)	$572,968
Donald Breen	18,333	1,333	—	19,666
Charles H. Erhart, Jr.	69,750	72,770	—	142,520
Joel F. Gemunder	40,333	72,770	—	113,103
Patrick P. Grace	58,500	72,770	—	131,270
Thomas C. Hutton (b)(e)	—	27,508	—	27,508
Walter L. Krebs	52,500	72,770	—	125,720
Sandra E. Laney (b)	38,000	72,770	—	110,770
Donald E. Saunders	62,500	72,770	—	135,270
George J. Walsh III	116,460	4,000	—	120,460
Frank E. Wood	42,512	72,770	—	115,282

(a)	Amount for Mr. Breen includes a contribution of $1,333 of Capital Stock held in the Chemed Excess Benefit Plan. Amounts for Messrs. Erhart, Gemunder, Grace, Krebs, Saunders, Walsh, Wood and Ms. Laney include contributions of $4,000 of Capital Stock held in the Chemed Excess Benefit plan.

(b)	At December 31, 2007 Mr. E. L. Hutton, Ms. Laney and Mr. T. C. Hutton had stock options outstanding for the purchase of 30,000 shares, 61,000 shares and 23,333 shares, respectively, of Capital Stock. At December 31, 2007, Mr. T. C. Hutton held 3,700 restricted shares of Capital Stock.

(c)	Amount represents Mr. E. L. Hutton’s salary as non-executive Chairman of the Board.

(d)	All other compensation for Mr. E. L. Hutton includes imputed interest on the value of the Company premium deposits for his split dollar life insurance policy ($112,738), the Company contribution to the Retirement Plan and Excess Benefit Plan with respect to 2007 ($41,945), personal use of the Company aircraft, reimbursement for income taxes on his personal use of the Company aircraft ($7,732), premium payment for term life insurance ($2,736), and personal use of Company cars. The amount of imputed interest was calculated using the applicable federal rate as of July 1, 2007 times the value of Company premium deposit as of January 1, 2007.

(e)	Amounts for Mr. T. C. Hutton exclude the compensation he receives as a Vice President of the Company.
Committees and Meetings of the Board
          The Company has the following Committees of the Board of Directors: Audit Committee, Nominating Committee and Compensation/Incentive Committee.
          Audit Committee The Audit Committee (a) is directly responsible for the appointment, compensation, and oversight of a firm of independent registered accountants to audit the consolidated financial statements of the Company, (b) reviews and reports to the Board of Directors on the Company’s annual financial statements and the independent accountants’ report on such financial statements, (c) meets with the Company’s senior financial officers, internal auditors and independent accountants to review audit plans and work regarding the Company’s accounting, financial reporting and internal control systems and other non-audit services, and (d) confers quarterly with senior management, internal audit staff, and the independent accountants to review quarterly financial results. The Audit Committee consists of Messrs. Erhart, Grace, Krebs, and Saunders. The Board of Directors has determined that Mr. Saunders and Mr. Krebs qualify as “audit committee financial experts” within the meaning of the applicable SEC regulations. The Audit Committee met six times during 2007. A copy of the Audit Committee Charter is available at www.chemed.com
          Compensation/Incentive Committee The Compensation/Incentive Committee (“CIC”) makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs and (d) additional year end contributions by the Company under the Chemed/Roto-Rooter Savings and Retirement Plan (“Retirement Plan”). In addition, the CIC administers the Company’s (a) 2002 Executive Long-Term Incentive Plan, (b) five Stock Incentive Plans and the 1999 Long-Term Employee Incentive Plan and (c) grants of stock options and stock awards to key employees of the Company. The CIC consists of Messrs. Erhart, Walsh and Wood. The CIC met six times during 2007. A copy of the CIC Charter is available on the Company’s Web site, www.chemed.com.
          Nominating Committee The Nominating Committee (a) recommends to the Board of Directors the candidates for election to the Board at each Annual Meeting of Stockholders of the Company, (b) recommends to the Board of Directors candidates for election by the Board to fill vacancies on the Board, (c) considers candidates submitted by directors, officers, employees, stockholders and others and (d) performs such other functions as may be assigned by the Board. The Nominating Committee consists of Messrs. Erhart, Walsh and Grace. Each member of the Nominating Committee is independent as defined under the listing standards of the New York Stock Exchange. The Nominating Committee met once during 2007. In identifying and evaluating nominees for director, the Nominating Committee considers candidates with a wide variety of academic backgrounds and professional and business experiences. After reviewing written statements of the candidates’ backgrounds and qualifications, the Nominating Committee personally interviews those candidates it believes merit further consideration. Once it has completed this process, the Nominating Committee makes its final recommendations to the Board. Ms. Lindell, the only nominee not standing for re-election, was nominated by Mr. Erhart. Stockholders wishing to submit a candidate for election to the Board should submit the candidate’s name and a supporting statement to the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. A copy of the Nominating Committee Charter is available on the Company’s Web site, www.chemed.com.
          Board Meetings The Board of Directors has five scheduled meetings a year, at which it reviews and discusses reports by management on the performance of the Company and its operating subsidiaries, its plans and properties, as well as immediate issues facing the company. The Board meets during each of its meetings in executive session, without executives or management directors present. Such sessions are presided over by whichever non-management director raises a topic for discussion.
          During 2007, there were six meetings of the Board of Directors. Each director attended at least 75 percent of the Board and Committee meetings. While the Company does not have a formal policy with regard to Board members’ attendance at the Annual Meeting, all members of the Board are encouraged to attend. Twelve members of the Board attended last year’s Annual Meeting held on May 21, 2007.
          Director Independence In March 2008, the Board and the Nominating Committee undertook an annual review of director and nominee independence. They considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under the caption “Certain Relationships and Transactions” below. The Board and Nominating Committee also examined transactions and relationships between directors and their affiliates and members of the Company’s senior management and their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent under the New York Stock Exchange corporate governance standards.
          As a result of this review, the Board and the Nominating Committee affirmatively determined that, under the New York Stock Exchange listing standards, the following directors and nominees for director, constituting a majority of the individuals nominated for election as directors at the Annual Meeting, are independent of the Company and its management: Messrs. Erhart, Gemunder, Grace, Krebs, Saunders, Walsh and Wood, and Ms. Lindell.
          In February 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons who include directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the Company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such person has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (i) the related person’s relationship to the Company and interest in the transaction (ii) the material facts of the transaction, (iii) the benefits to the Company of the transaction (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions which have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate. This policy also covers charitable contributions or pledges by the Company to non-profit organizations identified with a related person.
          Code of Ethics The Board of Directors has adopted Corporate Governance Principles and Policies on Business Ethics which along with the charters of the Audit, Compensation/Incentive and Nominating Committees are available on the Company’s Web site under Corporate Governance – Governance Documents (www.chemed.com). Printed copies may be obtained from the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726.
          Shareholder Communications Stockholders and others wishing to communicate with members of the Board should mail the Company’s Secretary at 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202-4726. The Secretary will forward these communications to the members of the Board and, if applicable, to specified individual directors.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
          The executive compensation program is administered by the CIC. The membership of the CIC is comprised of three independent directors. The CIC is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company. The recommendations of the CIC on such matters must be approved by the full Board of Directors. The CIC also administers the Company’s stock incentive plans, under which it reviews and approves grants of stock options and awards, and the Company’s Long Term Incentive Plan (“LTIP”). The CIC also has retained the services of independent compensation consultants to assist and advise the committee in administering the executive compensation program.
Objectives of Compensation Program
          The Company’s executive compensation program is intended to achieve the objectives of aligning executives’ interests with those of its stockholders; paying for performance; paying competitively; and creating incentive for long-term growth of our business. To achieve these objectives, the elements of executive compensation are designed to reward past performance and establish incentive for future growth.
Elements of Compensation
          The elements of the Company’s executive compensation program include base salary, annual cash bonus, and long-term incentive compensation in the forms of stock options, stock awards, and awards under the 2002 Executive Long-Term Incentive Plan (“LTIP”). Components of compensation which are available generally to all employees are defined contribution benefit plans; and life, disability and medical insurance programs. In addition, the Chemed Excess Benefit Plan, the Chemed Corporation Long Term Care Insurance Plan, the Chemed Supplemental Pension and Life Insurance Plan, and the Roto-Rooter Deferred Compensation Plan are available as components of compensation to executives and other highly compensated individuals. Base salary, annual cash bonuses, and pension and welfare plans are established at competitive levels and intended to reward executives for current and past performance, while longer term incentives such as stock options, stock awards and LTIP payments are intended to create incentive for future growth.
Amount of Each Element of Compensation; Decisions Concerning Payments
          The CIC exercises its discretion in setting compensation for executives using performance standards and industry benchmarks with the assistance of the Committee’s independent compensation consultants. It intends compensation to be linked directly to personal performance and to the Company’s overall results, as well as those specific business units for which executives are responsible. The Company’s executive compensation program is focused on rewarding long-term growth.

          The CIC periodically reviews each executive’s total compensation and stock holdings, including salary, bonus, stock options granted, stock awards, LTIP payments, unrealized stock option gains, perquisites and defined contribution plan holdings in setting the respective elements of compensation.
          In determining base salaries, the CIC considers the responsibilities held by each executive, and his or her experience and performance. Compensation Strategies Inc., an independent compensation advisory firm that is retained by and reports exclusively to the CIC and does no other work for the Company, has periodically reviewed base salaries and provided advice to the CIC. The CIC sets base salaries at levels it believes will attract and retain qualified executives.
          In determining annual cash bonuses, the CIC intends to reward executives whose performance enhances the operating results of their business unit and of the Company as a whole. Bonuses as a percent of senior executives’ salaries are intended to be sufficient to provide a major incentive for achieving superior operating performance. The Company’s operating results as compared with historical results and the performance of relevant competitors are primary considerations in determining annual incentive compensation. Sales and earnings growth, profitability, cash flow and return on investment are important performance measures in establishing annual cash bonus amounts. For example, in establishing incentive compensation for the executive, management, and senior staff personnel of Chemed and its subsidiaries, the CIC reviewed 2007 profit performance as compared with both 2005 and 2006 results as one of its primary criteria. Diluted earnings per share from continuing operations, excluding early extinguishment of debt and other special items, but including the results from the discontinued operations of Vitas’ Phoenix program (“Adjusted EPS”) is one of the metrics considered by the CIC.
          The following table summarizes the increases in earnings and changes in incentive compensation for 2005 – 2007.

			Avg. Annual
	% Variance		% Variance
	2006 vs. 2005	2007 vs. 2006	2005 - 2007
Reported Diluted EPS	56.5%	15.7%	34.6%

Adjusted EPS	3.1	60.5	28.6

Incentive Compensation	(16.0)	61.3	16.4
          Incentive compensation for the executive, management and senior staff personnel of Chemed and its subsidiaries increased 16.4% on an average annual basis from 2005 – 2007. Adjusted EPS for the same period increased 28.6% on an average annual basis. For the one-year period 2006 – 2007, adjusted EPS increased 60.5%; incentive compensation increased a commensurate 61.3%. For the one-year period 2005 – 2006, Adjusted EPS increased a relatively low 3.1%; incentive compensation declined 16.0% as a result. The CIC intends to set incentive compensation at levels reflective of the operating results of Chemed and its subsidiaries.
          In awarding long-term incentives, which include stock options, stock awards and LTIP awards, the CIC considers as recipients employees who have demonstrated capacity for contributing to the Company’s goals. Long-term awards are generally made in the form of stock grants and stock options and are intended to encourage these employees to act as owners of the business, further aligning their interests with those of stockholders. The CIC makes stock option grants at no less than 100% of fair market value of Capital Stock on the date of grant. Historically, the CIC generally makes an annual grant of stock options to executives and non-executive employees at the Company’s May Board meeting. The size of stock grants is not affected by the timing of the grants. Further, the grants are not made so as to “time” them before the release of nonpublic material information that is likely to result in an increase in stock price (“spring-loading”) or delay them until after the release of nonpublic material information that is likely to result in a decrease in stock price (“bullet-dodging”). We do not reprice options or replace them if our stock price declines after the grant date.
          The CIC grants a greater amount of stock awards and a higher proportion of stock options to those executives with greater positions of responsibility. The CIC considers each employee’s current option holdings and previous option grants in making grants. Other factors considered by the CIC in establishing grants include operating results of the business units and Company as a whole, dilution effects of option grants, and valuation of option grants under the Black-Scholes valuation method.
          In May 2002, the stockholders of the Company approved the adoption of the LTIP covering officers and key employees of the Company. It was intended to replace the Company’s restricted stock program under which restricted stock awards were granted which vested over a period of four or five years. The LTIP is administered by the CIC.

          Since 2002, the CIC has adopted LTIP guidelines which cover the granting of awards based on operating performance and attainment of target stock prices. Under the current guidelines, which are for the third Plan Period of the LTIP:
–	80,000 shares are to be awarded if the Company’s cumulative pro forma adjusted EBITDA reaches $465 million between January 1, 2007 and December 31, 2009, or if it reaches $604 million between January 1, 2007 and December 31, 2010.

–	80,000 shares are to be awarded if the stock price reaches the following targets during any 30 trading days out of any 60-day trading period between May 15, 2006 and May 14, 2009:
–	20,000 shares at $62.00;

–	30,000 shares at $68.00;

–	30,000 shares at $75.00.
          In addition, the CIC maintains discretion with regard to the awarding of an additional 25,000 shares under the LTIP guidelines, 2,200 of which were awarded in June 2007 upon attainment of the $62.00 share price target.
          In March 2007, the CIC awarded 100,000 shares upon attainment of cumulative pro forma adjusted EBITDA target of $365 million for the second Plan Period of the LTIP, covering the period of 2004 – 2007. The shares awarded included 88,000 shares designated for award upon achievement of the EBITDA performance target and the remaining 12,000 of the shares under the discretion of the CIC for the second Plan Period of the LTIP.
          In June 2007 the CIC awarded 22,200 shares upon attainment of the $62.00 share price target under the third Plan Period of the LTIP. The shares awarded included 20,000 shares designated for the award upon achievement of the target, and 2,200 shares under the discretion of the CIC.
          The Company’s executive compensation program offers perquisites that are commonly available to senior executives, the nature and amounts of which are detailed in the Summary Compensation Table.
          U.S. federal income tax law prohibits us from taking a deduction for compensation paid to the Company’s covered executive officers over $1,000,000 per executive per year, but exempts certain performance-based compensation. The CIC considers tax regulations in structuring compensation arrangements to achieve deductibility, except where outweighed by the need for flexibility, or if otherwise in the best interests of the Company and its stockholders.
Employment Agreements; Severance Payments; Change in Control
          When the employment agreements of Mr. McNamara and Mr. O’Toole expire in May 2008 and May 2007, respectively, they are replaced with two-year agreements that include automatic renewal provisions unless either party provides notice of non-renewal. These agreements limit severance payments to 5.0 times and 2.5 times the executive’s annual base salary, respectively, for Messrs. McNamara and O’Toole, a pro-rated portion of his annual incentive bonus and continued participation in the Company’s welfare benefit plans for twenty-four months and eighteen months, respectively. Severance payments and benefits are conditioned upon non-competition, non-solicitation and confidentiality agreements as well as liability waivers. If these payments become subject to the excise tax imposed by Section 409A of Internal Revenue Code (“Code”), they would be entitled to gross-up payments. On November 30, 2006 Mr. Williams entered into a two-year employment agreement with the Company, which offers the same severance payments and benefits as outlined for Mr. O’Toole above.
          With the elimination of the majority of the then existing employment agreements, the Board adopted a Senior Executive Severance Policy in 2006 for the twelve executives whose employment agreements were allowed to expire, including Messrs. Lee and Tucker. Under this policy if an executive is terminated without cause he is entitled to a lump sum payment of 1.5 times base salary and a pro-rated portion of annual incentive bonus. He is also entitled to continued participation in the Company’s welfare benefit plan for one year following termination of employment. Severance payments and benefits are conditioned on execution of a general release in favor of the Company, nondisclosure and one-year non-compete and non-solicitation covenants. If payments under this Severance Policy are subject to excise taxes imposed by Section 409A of the Code, participants are entitled to gross-up payments.
          In connection with the reduction in the number and duration of executive employment agreements and the adoption of the Severance Policy, in 2006 the Board adopted a Change in Control Severance Plan. It provides for severance payments and benefits in the event of a change in control of the Company followed within two years by an executive’s termination of employment either without cause or by constructive termination (“double trigger”). Payments are in lieu of, and not in addition to, payments an executive might be entitled to under an employment agreement or the Severance Policy. Payments under the Control Plan are triggered by:
a)	termination of employment by the Company without cause; or

b)	termination of employment by the employee within 90 days of an event giving him or her good reason to so terminate.
          The Control Plan provides for payments of three times base salary and bonus to Messrs. McNamara, O’Toole and Williams, and two times base salary and bonus to the other participants, all paid in a lump sum within 10 days of termination. Participants also receive welfare benefits (including health insurance, life insurance, long-term care insurance and long-term disability benefits), a lump sum cash payment within 10 days of termination in the amount of employer contributions to defined contribution plans, and perquisites for a period of three or two years. Participants also receive full vesting of any unvested portions of stock awards or stock options; CIC allocation of, and distribution of, any shares then unallocated under the Company’s equity-based plans, and outplacement assistance up to $25,000. Payments are conditioned on execution of a general release of claims in favor of the Company. If payments under the Control Plan are subject to tax imposed by Sections 4999 or 409A of the Code, participants are entitled to gross-up payments.
Role of Executive Officers
          In addition to meeting with certain executive officers, the CIC meets in executive session without any Company employees present. It reviews the recommendations of management, except with respect to the compensation of Mr. McNamara, in order to determine the respective amount of each element of compensation for each executive. It can exercise its discretion in modifying any recommendations of management. The committee’s actions are reviewed and discussed by the non-employee members of the Board of Directors. The CIC directly awards compensation under the Company’s stock incentive plans, such as stock options, stock awards and LTIP payments. Other forms of compensation such as annual salaries and annual cash bonuses are recommended by the CIC for approval by the non-employee members of the Board of Directors.
Stock Ownership Guidelines
          Executive share ownership reflects an alignment of the interests of the Company’s executives and directors with those of its stockholders. All of the Company’s directors, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Business Unit Presidents, and its CEO are required to acquire and retain a multiple of their annual base salary or board retainer in shares of Company stock.
          The CEO’s required stock ownership multiple is five times base salary; for the CFO, Executive Vice President and Unit Presidents, four times; for Senior Vice Presidents, three times; and for Vice Presidents, two times base salary. Non-employee directors are required to retain five times their annual board retainer, which was $20,000, resulting in required holdings of $100,000, in 2007. These guidelines are administered by the CIC. Mr. McNamara currently holds Chemed shares with a market value of approximately 14 times his base salary. All other executives and directors subject to the guidelines have either met their ownership requirements or are pursuing plans that will permit them to achieve them within the time frame allotted by the guidelines.
Report of the Compensation and Incentive Committee on Executive Compensation
          The CIC has reviewed and discussed the Compensation Discussion and Analysis set forth above with the Company’s management. Based on these reviews and discussions the CIC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K and the Company’s 2008 Proxy Statement:
Charles H. Erhart, Jr., Chairman
George J. Walsh III
Frank E. Wood
Summary Compensation Table
          The following table shows the compensation paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company in 2006 and 2007 for all services rendered in all capacities to the Company and its subsidiaries:

SUMMARY COMPENSATION TABLE

Name and				Stock	Option	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($)	($) (a)	($) (a)	($)		($)
K. J. McNamara	2007	$666,667	$1,350,000	$1,553,683	$995,518	$504,380	(b)	$5,070,248
President and CEO	2006	625,000	900,000	262,705	225,871	369,806	(b)	2,188,245

D. P. Williams	2007	335,667	475,000	748,308	422,665	206,615	(c)	2,188,245
Executive Vice	2006	296,750	240,000	72,796	84,706	103,538	(c)	797,790
President and CFO

T. S. O’Toole	2007	511,333	350,000	805,954	268,249	235,973	(d)	2,171,509
Executive Vice	2006	435,750	225,000	101,915	84,706	188,666	(d)	1,036,037
President

S. S. Lee	2007	274,000	314,000	575,235	207,999	267,669	(e)	1,638,903
Executive Vice	2006	263,875	245,000	28,069	56,458	157,904	(e)	751,306
President

A. V. Tucker, Jr.	2007	174,417	141,000	399,943	180,802	109,951	(f)	1,006,113
Vice President and	2006	166,875	102,000	38,446	45,167	51,755	(f)	404,243
Controller

(a)	Amounts represent the expense of stock awards and option awards for the period based on the grant date fair value of such awards determined in accordance with SFAS 123(R), “Share Based Payment.” Amounts for Messrs. McNamara and O’Toole include $27,508 in 2007 ($21,998 in 2006) for their services as directors. See Note 2 to the Consolidated Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.

(b)	Other Compensation for Mr. McNamara includes the Company contribution under the Excess Benefit Plan (2007 — $395,289; 2006 — $229,945), personal use of the Company aircraft (2007 - $40,602; 2006 — $83,708), reimbursement for income taxes on personal use of the Company aircraft (2007 — $8,964; 2006 — $19,055), accrual of an un-funded supplemental retirement benefit (2007 — $26,356; 2006 — $26,356), excess interest earned on the supplemental retirement benefit, the Company contribution under the Retirement Plan, the cost of term life insurance, long-term care insurance and personal use of Company apartments. The value of the use of the Company aircraft was determined by multiplying the number of flight hours times the average variable cost per hour of operating the aircraft in the respective year. The value of the supplemental retirement benefit is the expense the Company accrued in the respective year.

(c)	Other compensation for Mr. Williams includes the Company contribution under the Excess Benefit Plan (2007 — $166,517; 2006 — $68,061), accrual of an un-funded supplemental retirement benefit, excess interest earned on the supplemental retirement benefit, personal use of the Company aircraft, the Company contribution under the Retirement Plan, the cost of term life insurance, long-term care insurance and the value of personal use of a golf club membership. The value of the supplemental retirement benefit is the expense the Company accrued in the respective year.

(d)	Other compensation for Mr. O’Toole includes the Company contribution under the Excess Benefit Plan (2007 — $193,051; 2006 — $95,556), accrual of an un-funded supplemental retirement benefit (2007 — $23,218; 2006 — $23,218), excess interest earned on the supplemental retirement benefit, the Company contribution under the Retirement Plan, the cost of term life insurance, and long-term care insurance. The value of the supplemental retirement benefit is the expense the Company accrued in the respective year. In 2006 this amount includes a cash housing allowance ($36,000) and reimbursement for income taxes on the housing allowance ($18,000).

(e)	Other compensation for Mr. Lee includes the Company contribution under the Roto-Rooter Deferred Compensation Plan (2007 — $185,285; 2006 — $74,397), payment of interest on the mortgage loan secured by his personal residence (2007 — $45,937; 2006 — $47,443), accrual of an un-funded supplemental retirement benefit, excess interest earned on the supplemental retirement benefit, the Company contribution under the Retirement Plan, the cost of term life insurance, the cost of long-term care insurance and the value of personal use of a golf club membership. The value of the supplemental retirement benefit is the expense the Company accrued in the respective year.

(f)	Other compensation for Mr. Tucker includes the Company contribution under the Excess Benefit Plan (2007 — $79,210; 2006 — $27,700), accrual of two un-funded supplemental retirement benefits, excess interest earned on the supplemental retirement benefits, the Company contribution under the Retirement Plan, the cost of term life insurance, and long-term care insurance. The value of the supplemental retirement benefit is the expense the Company accrued in the respective year.
Employment Agreements
          The Company has entered into employment agreements with Messrs. McNamara, O’Toole and Williams. Mr. McNamara’s employment agreement provides for his continued employment as President and Chief Executive Officer of the Company through May 3, 2008, subject to earlier termination under certain circumstances, at a base annual salary of $700,000 or such higher amount as the Board of Directors may determine, as well as participation in incentive compensation plans, stock incentive plans and other benefit plans. In the event of termination without cause, for the balance of the term of agreement, Mr. McNamara will receive severance payments equal to 150 percent of his then-current base salary, the amount of incentive compensation most recently paid or approved in respect of the previous year, and the fair market value of all stock awards which would have vested during the 12 months prior to termination, even though such shares vested on an accelerated basis effective January 1, 2002. Such severance payments will be reduced by the amount of any earned income received by Mr. McNamara from any other source for any period such severance payments are payable.
          Mr. Williams’ employment agreement provides for his employment as a senior financial executive through November 30, 2008 and provides for an annual salary of $380,000 or such higher amount as the Board of Directors may determine. If his employment is terminated without cause, he receives severance at 2.5 times his annual base salary plus a prorated portion of his annual incentive compensation and he continues to participate in the Company’s welfare benefit plans for eighteen months. Such payments are conditioned upon nondisclosure and one-year non-compete and non-solicitation covenants. If such payments are subject to excise tax imposed by Section 409A of the Code, Mr. Williams is entitled to gross-up payments. Mr. O’Toole has an employment agreement providing for his employment as a senior executive from May 6, 2007 to May 5, 2009 and is identical in all material respects to that of Mr. Williams, except his base salary is $525,000 or such higher amount as the Board of Directors may determine.
Stock Incentive Plans
          The Company has six Stock Incentive Plans under which options to purchase shares of Capital Stock and awards of Capital Stock may be granted to key employees. All options granted under these plans provide for a purchase price equal to the fair market value of the Capital Stock at the grant date. Fair market value is defined as the mean between the high and low sales price of a share of Capital Stock on the principal stock exchange on which the Company is listed, which is the New York Stock Exchange.
          The stock option plans are not qualified, restricted or incentive stock option plans under the Code. Options granted prior to 2004 generally became exercisable in four annual installments commencing six months after the date of grant. Options granted in 2004 became exercisable in full six months after the date of grant. Options granted in 2005 were immediately exercisable and options granted in 2006 and 2007 were exercisable in three annual installments on the anniversary date of the grant.
          Under the Company’s incentive programs, shares of Capital Stock (restricted or non-restricted) may be issued as payment in lieu of incentive compensation earned or to be earned by a key employee. Restricted shares so issued may not be sold or otherwise transferred until they vest. If the recipient’s employment terminates due to death, disability, or termination without cause, the restrictions terminate. On retirement, for grants made in 2006 and thereafter, the restrictions lapse pro rata over the life of the grant. Otherwise, in the event of termination, unvested shares are forfeited. Recipients receive dividends on the awarded shares and are entitled to vote such shares, whether or not they are vested.

Long Term Incentive Plan
          In 2002, the stockholders approved the Company’s Long Term Incentive Plan, which covers officers and key employees of the Company. Based on guidelines established from the Compensation/Incentive Committee, the LTIP covers awards upon the attainment of certain goals. In 2007, 122,200 shares were awarded under the LTIP.
Other Plans
          The Company has various plans including pension plans, savings plans and health insurance plans which are generally available to the employees of the Company. In addition, the Company has excess benefit plans for key employees, including the executives named in the Summary Compensation Table whose participation in the Company’s tax-qualified benefit plans are limited by ERISA rules. Benefits are determined based on theoretical participation in the Company’s qualified plans. Participants are able to direct investment into the mutual funds of their choosing.
          Eligible employees, including the executives named in the Summary Compensation Table, also participate in the Company’s supplemental pension and life insurance plan. Under this plan participants receive supplemental pension benefits, which may be used to purchase supplemental term life insurance.
Outstanding Equity Awards at Year End
          The following table shows outstanding equity awards at 2007 year end held by executive officers named in the Summary Compensation Table:

OUTSTANDING EQUITY AWARDS AT YEAR END 2007

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or Units		Of Shares
	Underlying	Underlying			of Stock		Or Units of
	Unexercised	Unexercised	Option		That Have		Stock
	Options	Options	Exercise	Option	Not		That Have Not
	(#)	(#)	Price	Expiration	Vested		Vested (e)
Name	Exercisable	Unexercisable	($)	Date	(#)		($)
K. J. McNamara	400	—	$16.10	5/17/2009	—		$—
	76,000	—	17.93	5/19/2013	—		—
	100,000	—	21.78	5/17/2014	—		—
	70,000	—	38.13	3/11/2015	—		—
	23,333	46,667	51.76	6/28/2016	—		—
	—	100,000	67.96	5/21/2017	—		—
	—	—	—	n.a.	10,400	(a)	581,152
	—	—	—	n.a.	8,000	(b)	447,040
	—	—	—	n.a.	8,000	(c)	447,040
	—	—	—	n.a.	8,500	(d)	474,980

D. P. Williams	20,000		17.93	5/19/2013	—		—
	50,000		21.78	5/17/2014	—		—
	25,000	—	38.13	3/11/2015	—		—
	8,750	17,500	51.76	6/28/2016	—		—
	—	50,000	67.96	5/21/2017	—		—
	—	—	—	n.a.	5,000	(a)	279,400
	—	—	—	n.a.	3,250	(c)	181,610
	—	—	—	n.a.	4,500	(d)	251,460

T. S. O’Toole	8,750	17,500	51.76	6/28/2016	—		—
	—	20,000	67.96	5/21/2017	—		—
	—	—	—	n.a.	6,000	(a)	335,280
	—	—	—	n.a.	3,250	(c)	181,610
	—	—	—	n.a.	4,500	(d)	251,460

S. S. Lee	38,000	—	16.10	5/17/2009	—		—
	28,000	—	18.45	5/20/2012	—		—
	30,000	—	17.93	5/19/2013	—		—
	34,000	—	21.78	5/17/2014	—		—
	17,000	—	38.13	3/11/2015	—		—
	5,833	11,667	51.76	6/28/2016	—		—
	—	19,000	67.96	5/21/2017	—		—
	—	—	—	n.a.	4,000	(a)	223,520
	—	—	—	n.a.	1,500	(b)	83,820
	—	—	—	n.a.	3,000	(d)	167,640

A. V. Tucker, Jr.	1,000	—	18.45	5/20/2012	—		—
	16,000	—	17.93	5/19/2013	—		—
	30,000	—	21.78	5/17/2014	—		—
	15,000	—	38.13	3/11/2015	—		—
	4,666	9,334	51.76	6/28/2016	—		—
	—	18,000	67.96	5/21/2017	—		—
	—	—	—	n.a.	3,000	(a)	167,640
	—	—	—	n.a.	1,500	(c)	83,820
	—	—	—	n.a.	2,400	(d)	134,112

(a)	Award vests in full on January 1, 2008.

(b)	Award vests in full on February 18, 2009.

(c)	Award vests in full on February 9, 2010.

(d)	Award vests in full on December 1, 2010.

(e)	Amounts are based on the closing stock price of $55.88 at December 31, 2007.
Option Exercises and Stock Vested
          The table below shows information concerning the exercise of stock options and vesting of stock by the executive officers named in the Summary Compensation Table:
OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
K. J. McNamara	—	$—	25,600	$1,286,380
D. P. Williams	—	—	13,200	661,386
T. S. O’Toole	20,000	165,200	14,100	712,374
S. S. Lee	6,000	230,040	10,550	528,451
A. V. Tucker, Jr.	27,000	860,150	7,100	354,173
Grants of Plan-Based Awards
          The following table shows grants of awards made in 2007 to the named executive officers in the Summary Compensation Table pursuant to the Company’s Stock Incentive Plans and the Company’s LTIP:

GRANTS OF PLAN-BASED AWARDS IN 2007

		All Other	All Other
		Stock Awards:	Option Awards:
		Number of	Number of	Exercise	Closing	Grant
		Shares of	Securities	Or Base Price	Market Price	Date Fair
		Stock or	Underlying	Of Option	On Grant	Value of
	Grant	Units	Options	Awards	Date	Award
Name	Date	(#)	(#)	($/Share) (a)	($/Share)	($)(b)
K. J. McNamara	3/9/2007	21,200	—	n.a.	$46.96	$995,552
	5/21/2007	400	—	n.a.	68.77	27,508
	5/21/2007	—	100,000	$67.96	68.77	2,518,450
	6/27/2007	4,000	—	n.a.	65.83	263,320
	11/16/2007	8,500		n.a.	55.43	471,155

D. P. Williams	3/9/2007	11,000	—	n.a.	46.96	516,560
	5/21/2007	—	50,000	$67.96	68.77	1,259,225
	6/27/2007	2,200	—	n.a.	65.83	144,826
	11/16/2007	4,500		n.a.	55.43	249,435

T. S. O’Toole	3/9/2007	11,500	—	n.a.	46.96	540,040
	5/21/2007	400	—	n.a.	68.77	27,508
	5/21/2007	—	20,000	$67.96	68.77	503,690
	6/27/2007	2,200	—	n.a.	65.83	144,826
	11/16/2007	4,500		n.a.	55.43	249,435

S. S. Lee	2/13/2007	1,500	—	n.a.	37.60	56,400
	3/9/2007	8,800	—	n.a.	46.96	413,248
	5/21/2007	—	19,000	$67.96	68.77	478,506
	6/27/2007	1,750	—	n.a.	65.83	115,203
	11/16/2007	3,000		n.a.	55.43	166,290

A. V. Tucker, Jr.	3/9/2007	6,000	—	n.a.	46.96	281,760
	5/21/2007	—	18,000	$67.96	68.77	453,321
	6/27/2007	1,100	—	n.a.	65.83	72,413
	11/16/2007	2,400		n.a.	55.43	133,032

(a)	The exercise price of option awards is the average of the high and low sale prices of the Capital Stock on the New York Stock Exchange on the date of grant.

(b)	Amounts represent the aggregate grant date fair value of the awards determined in accordance with SFAS 123(R). See Note 3 to the Consolidated Financial Statements included in Exhibit 13 to the Company’s Annual Report on Form 10-K for a description of the assumptions used in determining the grant date fair value.
Nonqualified Deferred Contribution and other Nonqualified Deferred Compensation Plans
Chemed Excess Benefit Plan and the Roto-Rooter Deferred Compensation Plan
          The Excess Benefit Plan and Roto-Rooter Deferred Compensation Plan (the “Plans”) allow participants to defer up to 50% of their annual salary and 85% of their bonus and stock award income. The Plans also provide the participants with the Company matching contribution which would have been received in the qualified Retirement Plan had the employee and Company contributions not been limited to this qualified Plan by the Employee Retirement Income Security Act. These Plans offer only mutual funds as investment options for employee contributions. Employees can change their investment options for future deferrals as well as their current account balance at any time. The earnings paid on these employee deferrals are the actual earnings from the mutual funds the employees elect to invest in.

          The table below shows the mutual funds available under the Excess Benefit and Roto-Rooter Deferred Compensation Plans and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the Plans:

Rate of
Name of Fund	Return
Merrill Lynch Aggressive Model Portfolio	6.57%
Alliance Bernstein International Value Fund	5.84%
Chemed Corp Stock	51.10%
Merrill Lynch Conservative Model Portfolio	7.39%
Gartmore GVIT Money Market Value	4.87%
Goldman Sachs VIT Mid Cap Value	3.20%
Lasso Long and Short Strategic Opportunities Fund	4.08%
MFS Limited Maturity Fund	4.05%
Merrill Lynch Moderate Model Portfolio	7.14%
Merrill Lynch Moderate/Aggressive Model Portfolio	6.60%
Merrill Lynch Moderate/Conservative Model Portfolio	7.23%
Oppenheimer VA Capital Appreciation Fund	14.15%
Oppenheimer VA Global Securities	6.32%
Royce Capital Small Cap	-2.14%
T. Rowe Price Equity Income Class II	3.03%
Vanguard Short-Tern Investment Grade Fund	5.98%
Vanguard VIF Equity Index I	5.38%
Vanguard VIF Mid Cap Index I	6.14%
Vanguard VIF Reit Index	16.60%
Vanguard VIF Short Term Investment Grade	5.93%
Vanguard VIF Small Company Growth	3.77%
VK UIF Mid Cap Growth Portfolio	22.67%
PIMCO VIT Real Return Admin	10.66%
PIMCO VIT Total Return Admin	8.76%
Supplemental Pension and Life	7.00%
          Prior to making deferrals in the Plans, employees must specify the date and manner in which they wish to receive their distribution from the Plans. They must elect to receive it at retirement, termination of employment or a specific date after termination or retirement. They must also elect whether to receive it in a lump sum or installment payments. They may elect to receive some or all of each year’s deferral and related earnings on a specific date prior to retirement or termination of employment (“In-Service Distribution”). Certain “key employees” may not receive a distribution from the Plans until six months following a separation from service. In-Service Distributions are not subject to the six-month delay.
          Kevin J. McNamara, Timothy S. O’Toole, David P. Williams and Arthur V. Tucker, Jr. received Company contributions in the Chemed Excess Benefit Plan for the plan year 2007. Spencer S. Lee has elected to defer a portion of his 2007 compensation to the Roto-Rooter Deferred Compensation Plan and he also received Company contributions in this plan.
Chemed Supplemental Pension and Life Insurance Plan
          The Chemed Supplemental Pension and Life Insurance Plan provides certain key executives with a supplemental pension and an optional supplemental life insurance benefit. Participants’ accounts are credited with a fixed monthly company contribution. Participants have the option to use a portion of this Company contribution to purchase supplemental term life insurance. This Plan does not allow for employee contributions or deferrals. The participants’ accounts are credited with monthly earnings based on an annual interest rate. This interest rate is subject to change once a year and is based on then-prevailing interest rates. Currently this interest rate is 7%. Kevin J. McNamara, Timothy S. O’Toole, David P. Williams, Spencer S. Lee and Arthur V. Tucker, Jr. are participants in this Plan.
1986 Severance Plan
          The 1986 Severance Plan was established in connection with the Company’s 1986 elimination of its defined benefit retirement plan and adoption of a defined contribution plan. It is an un-funded accrual intended to lessen the impact on the retirement accounts of participants. Mr. Tucker is the only named executive officer who participates.
          The Table below shows information concerning compensation deferred in the Company’s Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan, and Supplemental Pension and Life Insurance Plan for the executives named in the Summary Compensation Table:

NONQUALIFIED DEFERRED COMPENSATION IN 2007

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
	in Last FY	in Last FY	in Last FY	at Last FYE
Name	($)	($) (a) (b)	($)	($) (b)
K. J. McNamara Excess Benefit Plan	$—	$258,189	$663,625	$3,778,509
Supplemental Pension and Life Insurance Plan	—	26,356	6,261	104,769

D. P. Williams Excess Benefit Plan	—	88,306	58,936	467,258
Supplemental Pension and Life Insurance Plan	—	12,185	2,894	48,437

T. S. O’Toole Excess Benefit Plan	—	115,541	308,349	1,682,574
Supplemental Pension and Life Insurance Plan	—	23,218	5,515	92,295

S. S. Lee Roto-Rooter Deferred Compensation Plan	18,325	156,926	32,852	2,274,656
Supplemental Pension and Life Insurance Plan	—	11,965	2,843	47,563

A. V. Tucker, Jr. Excess Benefit Plan	—	38,335	160,055	756,678
Supplemental Pension and Life Insurance Plan	—	7,003	1,664	27,838
1986 Severance Plan	—	—	220	3,398

(a)	Registrant contributions for 2007 include the following amounts accrued at December 31, 2006, contributed in 2007, and reported in the Summary Compensation Table for 2006:

K. J. McNamara	$181,044
D. P. Williams	58,422
T. S. O’Toole	80,310
S. S. Lee	23,515
A. V. Tucker, Jr.	26,390

(b)	Registrant Contributions for 2007 and the aggregate balance at December 31, 2007 exclude the following amounts accrued at December 31, 2007 and contributed in 2008, but reported in the Summary Compensation Table for 2007:

K. J. McNamara	$318,144
D. P. Williams	136,633
T. S. O’Toole	157,820
S. S. Lee	51,874
A. V. Tucker, Jr.	67,265
Potential Payment to Executives Upon Termination or Change in Control
Termination Under Employment Agreements
          The Company has entered into employment agreements, described above, with each of Messrs. McNamara, O’Toole and Williams.
          Pursuant to the terms of these employment agreements, if Mr. McNamara’s employment had been terminated on December 31, 2007, he would have been entitled to a payment of $1,173,290. If Mr. O’Toole’s employment had been terminated on December 31, 2007 he would have been entitled to a payment of $1,624,430. Messrs. McNamara and O’Toole would also be entitled to the aggregate balances in their respective accounts in the Chemed Excess Benefit Plan and the Chemed Supplemental Pension and Life Insurance Plan set forth above.
          Pursuant to the terms of the employment agreement of Mr. Williams, if his employment had been terminated on December 31, 2007, he would have been entitled to a payment of $1,301,499. In addition, if Company payments to Mr. Williams were subject to excise tax imposed by Section 409A of the Code, he would be entitled to gross-up payments. This amount includes the payment of premiums for medical, dental, life and long-term care insurance. Mr. Williams would also be entitled to the aggregate balance in his accounts in the Chemed Excess Benefit Plan and the Chemed Supplemental Pension and Life Insurance Plan as set forth above.
Termination Under the Senior Executive Severance Policy
          The Company’s Senior Executive Severance Policy, described above, covers twelve employees including Messrs. Tucker and Lee. Messrs. McNamara, O’Toole and Williams are not covered by this policy.
          Under the Severance Policy, if the employment of Messrs. Lee and Tucker had terminated on December 31, 2007, they would have been entitled to the following aggregate payments and benefits: Mr. Lee — $687,932; and Mr. Tucker — $405,860. These payments include the payment of premiums for medical, dental, life and long-term care insurance. In addition, Messrs. Lee and Tucker would be entitled to the aggregate balances in their respective accounts in the Chemed Express Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan and the Chemed Supplemental Pension and Life Insurance Plan as set forth above. If these payments were subject to the excise tax imposed by Section 409A of the Code, they would be entitled to gross-up payments.
Termination Under Change In Control Severance Plan
          The Company’s Change In Control Severance Plan (“Control Plan”), described above, covers fifteen employees including Messrs. McNamara, O’Toole, Williams, Lee and Tucker.
          Payments under the Control Plan are triggered after a Change in Control (as defined in the plan) has occurred and (i) the Company terminates the employee without cause or (ii) the employee terminates his employment within 90 days of an event that gives him good reason to terminate. Such good reason includes such events as material reduction in the nature and scope of the employee’s responsibilities, authority or duties, a reduction in the employee’s salary, bonus or aggregate level of employee benefits or a relocation of the employee’s principal work location. In either case of termination, such termination must occur within two years of the Change in Control or prior to the Change in Control if the employee can demonstrate that a triggering event has occurred in connection with or in anticipation of Change in Control. All termination payments to an employee are conditioned upon execution of a general release of claims in favor of the Company.
          Welfare benefits under this Plan include continued health insurance, life insurance, long-term care insurance and long-term disability benefits comparable to the benefits prior to the employee’s termination. If the employee becomes re-employed during the applicable three-year or two-year period and is eligible to receive comparable benefits from his new employer, the insurance benefits provided by the Company are secondary to those provided by the new employer.
          Within ten days of termination an employee is also entitled to a lump sum payment equal to the Company’s contributions that would have been made to the Company’s qualified or non-qualified defined contribution plans assuming the employee’s participation in the plans had continued on the same basis as immediately prior to the termination for the applicable three-year or two-year period.
          All payments under the Control Plan are provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, stock options, or other benefits which may be owed to a participating employee except for payments made under the Company’s employment agreements with Messrs. McNamara, O’Toole and Williams or the Company’s Senior Executive Severance Policy.
          Under the Control Plan if the employment of Messrs. McNamara, O’Toole, Williams, Lee or Tucker had terminated on December 31, 2007, they would have been entitled to the following aggregate severance payments and benefits: Mr. McNamara — $8,227,229; Mr. Williams — $3,178,704; Mr. O’Toole - $3,641,934; Mr. Lee — $1,889,614; Mr. Tucker — $1,059,132. These amounts include the cost of continuing participation in the Company welfare benefits plans for the applicable three-year or two-year periods as well as perquisites.

          Mr. McNamara — $8,227,229: This includes a $5,340,000 lump sum cash payment, a $1,285,185 contribution to the Chemed Excess Benefit Plan, $1,367,835 attributable to the immediate vesting of outstanding stock awards, $33,957 for long-term care insurance, $25,000 for outplacement services, $148,698 for perquisites comparable to those provided to him in 2007 or their cash equivalent and premium payments for medical, dental and life insurance.
          Mr. Williams — $3,178,704: This includes a $2,105,000 lump sum cash payment, a $556,356 contribution to the Chemed Excess Benefit Plan, $432,683 attributable to the immediate vesting of outstanding stock awards, $29,286 for long-term care insurance, $25,000 for outplacement services, and premium payments for medical, dental and life insurance.
          Mr. O’Toole — $3,641,934: This includes a $2,450,000 lump sum cash payment, a $675,057 contribution to the Chemed Excess Benefit Plan, $432,683 attributable to the immediate vesting of outstanding stock awards, $20,457 for long term care insurance, $25,000 for outplacement services, and premium payments for medical, dental and life insurance.
          Mr. Lee — $1,889,614: This includes a $1,054,000 lump sum cash payment, a $408,000 contribution to the Roto-Rooter Deferred Compensation Plan, $251,235 attributable to the immediate vesting of outstanding stock awards, $23,642 for long-term care insurance, $25,000 for outplacement services, $91,874 for perquisites comparable to those provided to him in 2007 or their cash equivalent and premium payments for medical, dental and life insurance.
          Mr. Tucker — $1,059,132: This includes a $589,500 lump sum cash payment, a $185,926 contribution to the Chemed Excess Benefit Plan, $217,737 attributable to the immediate vesting of outstanding stock awards, $26,574 for long-term care insurance, $25,000 for outplacement services and premium payments for medical, dental and life insurance.
          In addition, Messrs. McNamara, Williams, O’Toole, Lee and Tucker would be entitled to the aggregate balances in their respective accounts in the Chemed Excess Benefit Plan, the Roto-Rooter Deferred Compensation Plan, the 1986 Severance Plan, and the Chemed Supplemental Pension and Life Insurance Plan as set forth above. Each of them may also receive an allocation of any shares not yet allocated under the LTIP as of a Change in Control.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
          In October 2004, Vitas entered into a pharmacy services agreement with Omnicare whereby Omnicare provides specified pharmacy services for Vitas and its hospice patients in geographical areas served by both Vitas and Omnicare. The agreement had an initial term of three years that renews automatically thereafter for one-year terms. Either party may cancel the agreement at the end of any term by giving written notice at least 90 days prior to the end of the term. In June 2004, Vitas entered into a pharmacy services agreement with excelleRx. It has a one-year term and automatically renews unless either party provides a 90-day written notice. After June 2004, Omnicare acquired excelleRx. During 2007, Vitas made purchases of $33.6 million from Omnicare under these two agreements.
          Mr. E. L. Hutton is non-executive Chairman and a director of the Company and was, until February 2008, a director of Omnicare. He now holds the honorary post of Chairman Emeritus of Omnicare’s Board. Mr. Gemunder is a director of the Company and President and Chief Executive Officer of Omnicare and Ms. Laney is a director of the Company and Omnicare. Mr. Erhart is a director of both companies until their May 2008 annual meetings of stockholders. Ms. Lindell is a director of Omnicare.
          In connection with the August 2001 sale of assets of the Company’s former subsidiary, Cadre Computer Resources, Inc. (“Cadre”), to a corporation, Cadre Computer Resources Co. (“Cadre Computer”), Cadre Computer subleases 7,800 square feet of office space from the Company at a rate of $15.74 per square foot plus operating costs. The lease ends April 30, 2016 with either party able to terminate on six month’s notice after April 30, 2007. Messrs. McNamara and E. L. Hutton and Ms. Laney are unpaid directors of Cadre Computer. Ms. Laney, who is chairman and CEO of Cadre Computer, also has a majority ownership interest in Cadre Computer.
          Mr. Walsh is a partner in the New York office of the Law firm of Thompson Hine LLP. During the first quarter of 2007, the Dayton, Ohio office of Thompson Hine LLP provided legal services to the Company for which the Company paid $6,549. The Company has not and will not engage Thompson Hine LLP to provide any legal services since the first quarter of 2007.
          Mr. O’Toole’s former brother-in-law, Thad Jaracz, is employed by Vitas as Senior Director – Corporate Services. During 2007 Mr. Jaracz received $121,829 in salary and $27,000 as a bonus for services rendered in 2007. The Company recognized expense in 2007 of $15,214 for restricted stock awarded him in 2005. Mr. Jaracz also participates in the Vitas employee benefit plans.
     Mr. Thomas Hutton is a Vice President of the Company and is the son of Mr. E. L. Hutton. During 2007, Mr. T. C. Hutton received the following compensation for services rendered to the Company as a Vice President: $247,500, salary; $94,000, bonus;

$65,454 contribution to the Company’s Excess Benefit Plan; and $12,448 in contribution to the Company’s Supplemental Pension and Life Insurance Plan. In 2007 the Company recognized $90,401 for Mr. Hutton’s stock options and expense of $233,194 for his stock awards.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
          This table sets forth information as of December 31, 2007, with respect to the only persons known to us to beneficially own more than 5 percent of Capital Stock:

Name or Address	Amount and Nature of	Percent of
Of Beneficial Owner (1)	Beneficial Ownership	Class (4)
Iridian Asset Management LLC	1,847,751 shares (1)	7.7%
276 Post Road West Westport, CT 06880-4704

Baron Capital Group, Inc.	1,598,200 shares (2)	6.7%
767 Fifth Avenue New York, NY 10153

Barclays Global Investors, NA	1,277,163 shares (3)	5.3%
45 Fremont Street San Francisco, CA 94105

(1)	Shared voting power, 1,847,751 shares; shared dispositive power, 1,847,751 shares

(2)	Shared voting power, 1,598,200 shares; shared dispositive power, 1,598,200 shares

(3)	Shared voting power, 1,277,163 shares; shared dispositive power, 1,277,163 shares

(4)	For purposes of calculating Percent of Class, all shares subject to stock options which were exercisable within 60 days of December 31, 2007, were assumed to have been issued.
          This table shows the Capital Stock beneficially owned and pledged by all nominees and directors of the Company, the executive officers named in the Summary Compensation Table and the Company’s directors and executive officers as a group as of December 31, 2007:

	Amount and Nature of		Percent of
Name	Beneficial Ownership (1)		Class (2)
Edward L. Hutton	114,783	Direct
	30,000	Option
	22,162	Trustee

Kevin J. McNamara	182,304	Direct
	269,733	Option
		Trustee (3)

Charles H. Erhart, Jr.	22,000	Direct

Joel F. Gemunder	13,476	Direct
	6,952	Trustee

Patrick P. Grace	4,200	Direct

Thomas C. Hutton	87,137	Direct
	23,333	Option
	22,182	Trustee (3)

	Amount and Nature of		Percent of
Name	Beneficial Ownership (1)		Class (2)
Walter L. Krebs	13,748	Direct	3.1%

Sandra E. Laney	128,363	Direct	2.8%
	61,000	Option
	22,162	Trustee (3)

Spencer S. Lee	32,001	Direct
	152,833	Option

Andrea R. Lindell	—	Direct

Timothy S. O’Toole	59,988	Direct
	8,750	Option

Donald E. Saunders	6,672	Direct

Arthur V. Tucker, Jr.	22,673	Direct
	66,666	Option

George J. Walsh III	7,650	Direct

David P. Williams	80,657	Direct
	103,750	Option

Frank E. Wood	2,400	Direct

Directors and Executive	778,052	Direct
Officers as a Group	716,065	Option
(15 persons)	152,610	Trustee (4)

Footnotes to Stock Ownership Table

(1)	Includes securities beneficially owned (a) by the named persons or group members, their spouses and their minor children (including shares of Capital Stock allocated as of December 31, 2007, to the account of each named person or member of the group under the Company’s Retirement Plan or, with respect to Mr. Gemunder, allocated to his account as of December 31, 2007, under the Omnicare Employees Savings and Investment Plan), (b) by trusts and custodianship for their benefit and (c) by trusts and other entities as to which the named person or group has or shares the power to direct voting or investment of securities. “Direct” refers to securities in categories (a) and (b) and “Trustee” to securities in category (c). Where securities would fall into both “Direct” and “Trustee” classifications, they are included under “Trustee” only. “Option” refers to shares which the named person or group has a right to acquire within 60 days from December 31, 2007. For purposes of determining the Percent of Class, all shares subject to stock options which were exercisable within 60 days from December 31, 2007, were assumed to have been issued.

(2)	Percent of Class under 1.0 percent is not shown.

(3)	Messrs. T. Hutton and McNamara and Ms. Laney are trustees of the Chemed Foundation which holds 123,476 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of “Trustee” shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.

(4)	Shares over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares owned by Directors and Executive Officers as a Group.

Section 16(a) Beneficial Ownership Reporting Compliance
          The Company believes that, during 2007, all reports for its executive officers and directors required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, with the exception of Mr. Lee, who filed a Form 5 in February 2008 to reflect gifts of 64 total shares made in September 2007.
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
          The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2008. This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1970. Although the submission of this matter to the stockholders is not required by law or by the By-Laws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of the majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for 2008. If the selection is not ratified at the meeting, the Audit Committee will reconsider its selection of independent accountants.
AUDIT COMMITTEE REPORT
          The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in monitoring:
•	The integrity of the Company’s financial statements.
•	Compliance by the Company with legal and regulatory requirements.
•	The independence and performance of the Company’s internal and external auditors.
          During 2000, the Audit Committee developed a charter for the Committee, which was approved by the full Board of Directors on May 15, 2000. The charter was most recently amended on November 10, 2006. A copy of the charter is available on the Company’s Web site, www.chemed.com.
          The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
          In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with the Company’s management.

2.	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.
          Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

          The undersigned members of the Audit Committee have submitted this Report.
Donald E. Saunders, Chairman
Charles H. Erhart, Jr.
Patrick P. Grace
Walter L. Krebs
FEES PAID TO INDEPENDENT ACCOUNTANTS
Audit Fees
          PricewaterhouseCoopers LLP billed the Company $1,600,000 for 2006 and $1,538,000 for 2007. The fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and of its internal control over financial reporting, review of the financial statements included in the Company’s Forms 10-Q and review of documents filed with the SEC.
Audit-Related Fees
          PricewaterhouseCoopers LLP billed the Company $107,000 for 2006 and $303,000 for 2007, respectively, for audit-related services. In 2006, $11,000 was related to the issuance of a preferability letter, $11,000 was related to a proposed offering of debt and $85,000 was related to the audit of one of Vitas’ Florida subsidiaries. In 2007, $218,000 was related to a proposed offering of debt and $85,000 was related to the audit of one of Vitas’ Florida subsidiaries.
Tax Fees
          No such services were rendered during 2006 or 2007.
All Other Fees
          No such services were rendered during 2006 or 2007.
          The Audit Committee has adopted a policy which requires the Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all of the audit and non-audit services rendered by PricewaterhouseCoopers LLP as listed above.
STOCKHOLDER PROPOSALS
          Any stockholder proposals for the 2009 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company no later than December 4, 2008. The deadline for notice of proposals by stockholders intended to be presented at the 2008 Annual Meeting of Stockholders outside of the Company’s proxy solicitation process is February 19, 2008. In the case of timely notice, persons named in the proxies solicited by the Company for that meeting (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in the Company’s proxy statement for that meeting.
INTERNET AVAILABILITY OF ANNUAL REPORT
AND PROXY STATEMENT
          This Proxy Statement and the Company’s 2007 Annual Report are also available at the Company’s website, www.chemed.com.

DUPLICATE
ANNUAL REPORT AND PROXY STATEMENT
          If you are a stockholder of record and share an address with another stockholder and have received only one annual report or proxy statement, you may write or call the Company to request a separate copy of these materials at no cost to you. You may write to the Company at 2600 Chemed Center, Cincinnati, Ohio 45202-4726, Attn: Investor Relations, or call 1-800-2CHEMED or 1-800-224-3633.
OTHER MATTERS
          As of the date of this Proxy Statement, management has not been notified of any stockholder proposals intended to be raised at the 2008 Annual Meeting outside of the Company’s proxy solicitation process nor does it know of any other matters which will be presented for consideration at the Annual Meeting. However, if any other stockholder proposals or other business should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as is in accordance with their best judgement.
EXPENSES OF SOLICITATION
          We will pay the expense of soliciting proxies. We will request banks, brokers and other nominees to send proxy materials to the beneficial owners and to secure their voting instructions. We will reimburse such persons or institutions for their expenses in doing so. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or email from some stockholders. We are paying D. F. King & Co., Inc., $10,500 plus reasonable expenses to help with solicitation. This Proxy Statement and the accompanying Notice of Meeting are sent by order of the Board of Directors.
Naomi C. Dallob
Secretary
April 4, 2008

â Please detach here â

CHEMED CORPORATION
STOCKHOLDER’S PROXY AND
CONFIDENTIAL SAVINGS AND RETIREMENT VOTING INSTRUCTION CARD
ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2008
The undersigned hereby appoints E. L. Hutton, K. J. McNamara and N. C. Dallob as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of capital stock of Chemed Corporation held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held on May 19, 2008, or at any adjournment thereof.
This proxy also provides confidential voting instructions for shares of Chemed Corporation Capital Stock held by Merrill Lynch Trust Company, Trustee of Chemed/Roto-Rooter Savings and Retirement Plan (Plan), for the benefit of the undersigned and directs such Trustee to vote as designated on the reverse side of this card. The Trustee will vote all non-vested shares in the same proportion the vested shares have been voted. Additionally, any vested shares for which no voting instructions have been received will be voted in the same proportion as total voted vested shares.
This proxy/confidential Plan voting instruction card is solicited jointly by the Board of Directors of Chemed Corporation and the Trustee of the Plan, pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.
The Company’s proxy tabulator, Wells Fargo Bank, N. A., will report separately to the Company and to the Trustee as to proxies received and voting instructions provided. Individual Plan voting instructions will be kept confidential by the proxy tabulator and not provided to the Company.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.
(continued and to be signed on reverse side)

COMPANY # CONTROL #

There are three ways to vote:
VOTE BY PHONE — TOLL FREE — 1-800-560-1965
–	Use any touch-tone telephone to vote 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on Wednesday, May 14, 2008.

–
Have your proxy/confidential Plan voting instruction card and the last 4 digits of the U.S. Social Security Number (SSN) or Taxpayer Identifying Number (TIN) for this account. Follow the simple instructions the voice prompts provide you.

VOTE BY INTERNET — HTTP://WWW.EPROXY.COM/CHE/
–	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Daylight Time, on Wednesday, May 14, 2008.

–
Have your proxy/confidential Plan voting instruction card and the last 4 digits of the U.S. Social Security Number (SSN) or Taxpayer Identifying Number (TIN) for this account. Follow the simple instructions to obtain your records and create an electronic ballot.

Your telephone or internet vote authorizes the Named Proxies and/or Plan Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy/confidential Plan voting instruction card.
VOTE BY MAIL
Mark, sign and date your proxy/confidential Plan voting instruction card and return it in the postage-paid envelope provided or return it to Wells Fargo Bank, N. A., c/o Shareowner ServicesSM, P. O. Box 64873, St. Paul, MN 55164-0873.
NOTICE TO PLAN PARTICIPANTS: Your voting instructions must be received by Wells Fargo Bank by 11:59 p.m., Eastern Daylight Time, Wednesday, May 14, 2008, in order to ensure that your vote is counted.
If you vote by phone or internet, please do not mail your Card.
â Please detach here â

(continued from other side)
The Board of Directors recommends a vote FOR the following actions or proposals:
1.Election of Directors (mark only one box):

01 Edward L. Hutton	05 Thomas C. Hutton	09 Timothy S. O’Toole	☐	FOR all	☐	WITHHOLD ALL
02 Kevin J. McNamara	06 Walter L. Krebs	10 Donald E. Saunders		nominees		VOTING
03 Joel F. Gemunder	07 Sandra E. Laney	11 George J. Walsh III		listed unless		AUTHORITY for
04 Patrick P. Grace	08 Andrea R. Lindell	12 Frank E.Wood		indicated below.		directors.

Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided at the right.
2. To ratify the selection of independent accountants by the Audit Committee of the Board of Directors.      ☐ For       ☐ Against       ☐ Abstain
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
IF NO CHOICE IS SPECIFIED, THIS PROXY/CONFIDENTIAL PLAN VOTING INSTRUCTION CARD WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below:
Dated , 2008

Signature(s) in Box
NOTE: Please sign as name appears. Joint owners should each sign. When signed on behalf of a corporation, partnership, estate, trust or other stockholder, state how you are authorized to sign.